Exhibit 99.1


 Methode Electronics Announces Executive Officer and Director Changes
                   and Declares Quarterly Dividend

    CHICAGO--(BUSINESS WIRE)--March 11, 2004--Methode Electronics, Inc. (Nasdaq:METH) today announced that as part of the company's long-term succession plan, the Board of Directors elected Donald W. Duda Chief Executive Officer and elected Douglas A. Koman Chief Financial Officer effective May 1, 2004. Mr. Duda will continue to serve as President and Mr. Koman will continue to serve as Vice President, Corporate Finance.
    Methode Electronics also announced that William T. Jensen will retire as an executive officer of the company effective May 1, 2004. Mr. Jensen will continue to serve as Chairman of the Board. The Board of Directors acknowledged Mr. Jensen's outstanding commitment to the company and expressed appreciation for Mr. Jensen's agreement to return to the company as an executive Chairman after the death of the company's founder, William J. McGinley. The Board further thanked Mr. Jensen for guiding the company through the elimination of its dual-class structure.
    Also, Methode Electronics announced that the Board of Directors elected George S. Spindler as a new member of the Board. Mr. Spindler is the retired Senior Vice President Law-Corporate Affairs of Amoco Corporation.
    Methode Electronics also announced that the Board of Directors has declared a quarterly dividend of $0.05 per common share to be paid on March 31, 2004 to its shareholders of record at the close of business on March 15, 2004.

    About Methode Electronics

    Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

    CONTACT: Methode Electronics, Inc.
             Director of Investor Relations
             Joey Iske, 708-457-4060
             jiske@methode.com